UNITES STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2018

NEPHROS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-32288	13-3971809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

380 Lackawanna Place, South Orange, New Jersey 07079
(Address of principal executive offices, including ZIP code)

(201) 343-5202

(Registrant’s telephone number, including area code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On September 5, 2018, Specialty Renal Products, Inc. (“SRP”), a subsidiary of Nephros, Inc. (the “Company”), entered into a Series A Preferred Stock Purchase Agreement (“Purchase Agreement”) with certain purchasers identified therein (the “Purchasers”) pursuant to which SRP agreed to sell, and the Purchasers agreed to purchase, 600,000 shares (the “Shares”) of SRP’s Series A Preferred Stock (the “Preferred Stock”), at a cash purchase price equal to $5.00 per share. The aggregate purchase price payable to SRP for all of the Shares sold under the Purchase Agreement was approximately $3,000,000 before deducting transaction-related expenses. The closing of the sale of the Shares was completed on September 5, 2018. Following the closing, the Company retains ownership of 100% of the issued and outstanding common stock of SRP and an overall 62.5% equity interest in SRP, calculated on an as-converted to common stock basis.

The Purchasers included an entity controlled by Daron Evans, the Company’s President and Chief Executive Officer, which purchased 13,000 Shares; Andrew Astor, the Company’s Chief Financial Officer, who purchased 5,000 Shares; Lambda Investors LLC (“Lambda”), the beneficial owner of approximately 48% of the Company’s common stock, which purchased 400,000 Shares; and Brian L. Pessin, the beneficial owner, with certain related persons, of approximately 8% of the Company’s common stock, who purchased 20,000 Shares. Such purchases were made on the same terms as all other Purchasers under the Purchase Agreement.

SRP filed an Amended and Restated Certificate of Incorporation on September 5, 2018 (the “A&R Certificate”), reflecting the designation of the Preferred Stock. The Preferred Stock generally accrues dividends at a rate of $0.40 per share per annum and is initially convertible into common stock at a 1-for-1 ratio. The Preferred Stock is convertible both at the option of the holder and mandatorily upon a qualified initial public offering or upon the approval of a majority the outstanding Preferred Stock. The holders of the Preferred Stock, exclusively and as a separate class, are entitled to elect two directors of SRP. The holders of the common stock, exclusively and as a separate class, are entitled to elect three directors of SRP. The holders of a majority of the outstanding Preferred Stock also have approval rights over certain fundamental corporate transactions.

SRP and each of the Purchasers also executed an Investor Rights Agreement, dated September 5, 2018 (the “Investor Rights Agreement”), which, among other things, provides the Purchasers with both demand and piggy-back registration rights and a right of first offer for future sales of SRP securities. The Investor Rights Agreement also provides those investors holding at least 20% of the then-issued and outstanding shares of Preferred Stock with certain information rights. In addition, under the Investor Rights Agreement, SRP cannot take certain actions relating to the conduct of its business without the prior consent of Lamba, as the lead investor. Such actions include, without limitation, (i) the issuance of SRP’s capital stock to banks, lessors, pursuant to debt financings, to third party suppliers, pursuant to the acquisition of another company, or in connection with research agreements, (ii) the sale or license of SRP’s assets, (iii) filing for bankruptcy or insolvency, (iv) entering into a transaction with a related party, and (v) hiring and firing of SRP’s executive officers.

Additionally, the Company, SRP and each of the Purchasers executed a Voting Agreement, dated September 5, 2018 (the “Voting Agreement”), and a Right of First Refusal and Co-Sale Agreement, dated September 5, 2018 (the “ROFR and Co-Sale Agreement”). The Voting Agreement requires the Company and each Purchaser to vote in favor of electing certain designated board members and, assuming approval by a majority of the shares of common stock issued or issuable upon conversion of the Preferred Stock and by the Board of Directors of SRP, to vote in favor of a certain fundamental corporate transactions. The ROFR and Co-Sale Agreement grants SRP a right of first refusal, and the Purchasers a secondary refusal right, over the shares of SRP common stock held by the Company, in the event the Company desires to transfer such shares to a third party. Each Purchaser is also granted a co-sale right in the event the Company desires to transfer its shares of SRP common stock, which would allow an electing Purchaser to participate in the proposed transfer on a pro rata basis.

On September 6, 2018, the Company issued a press release announcing the issuance and sale of the Shares, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The foregoing summaries of the Purchase Agreement, the A&R Certificate, the Investor Rights Agreement, the Voting Agreement and the ROFR and Co-Sale Agreement are qualified in their entirety by reference to the complete forms of agreement, copies of which will be filed with the Company’s Form 10-Q for the quarter ending September 30, 2018.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Nephros, Inc. Press Release, dated September 6, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nephros, Inc.

Dated: September 11, 2018	By:	/s/ Andrew Astor
Andrew Astor
Chief Financial Officer